EXHIBIT (m)

                        THE PRUDENTIAL SERIES FUND, INC.
                                Distribution Plan
                                (Class II Shares)


                                  Introduction

1. This Distribution Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), for Class II shares ("Class II") of each of the portfolios (the "Portfolios") of The Prudential Series Fund Inc. (the "Fund"). The Portfolios' shares of beneficial interest ("Shares") may from time to time be offered to insurance companies for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies ("Variable Products") and pension and retirement plans as permitted by Treasury Regulations and Rulings ("Qualified Plans").

2. The Fund has entered into a Distribution Agreement on behalf of the Portfolios with Prudential Investment Management Services LLC (the "Distributor"), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of the Portfolios' Shares. Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising; (2) preparation and distribution of sales literature; (3) preparation and distribution of prospectuses of the Portfolios and

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reports to  recipient  other than  existing  shareholders;  (4)  obtaining  such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payments to insurance companies and others engaged in the sale of Shares or who engage in shareholder support services; and (6) providing training, marketing and support to such insurance companies and others with respect to Shares.

3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement and paragraph 2 hereof, all with respect to Class II shares, Class II of each Portfolio shall pay to the Distributor a fee at the annual rate of 0.25% (or such lesser amount as the Fund's Directors may, from time to time, determine) of the average daily net assets of Class II made at the close of business each day throughout the month and computed in the manner specified in the respective Portfolio's then current Prospectus for the determination of the net asset value of the Class II Shares.


4. The Distributor may use all or any portion of the fee received pursuant to this Plan to compensate insurance companies or others who have engaged in the sale of Class II Shares or in the shareholder support services pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof. Such services may include, but are not limited to, the following: (1) answering questions about the Portfolios from owners of Variable Products or Qualified Plans; (2) receiving and answering correspondence from owners of Variable Products or Qualified Plans

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(including  requests for prospectuses  and statements of additional  information for the Portfolios); (3) performing sub-accounting with respect to Variable Product and Qualified Plan values allocated to the Portfolios; (4) preparing and distributing reports of values to Variable Product and Qualified Plan owners who
have  values  allocated  to  the  Portfolios;   (5)  distributing  prospectuses,
statements of additional information, any supplements thereto, and shareholder reports; (6) preparing and distributing marketing materials for Variable Products and Qualified Plans; (7) assisting customers in completing applications for Variable Products and selecting underlying mutual fund investment options;
(8) preparing and distributing sub-accounts performance figures for sub-accounts investing in Class II Shares; and (9) providing other reasonable assistance in connection with the distribution of Class II Shares.

5. Each Portfolio presently pays, and will continue to pay, a management fee to The Prudential Insurance Company of America (the "Adviser") pursuant to an investment advisory agreement between the Fund in respect of the Portfolios and the Adviser (the "Advisory Contract"). It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its resources from any other source, to make payments to the Distributor with respect to any expenses incurred in connection with the distribution of Class II Shares, including the activities referred to in paragraph 2 hereof. To the extent that the payment of management fees by a Portfolio to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class II Shares

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within  the  meaning  of Rule  12b-1,  then such  payment  shall be deemed to be authorized by this Plan.

6. This Plan shall become effective upon approval by a vote of a majority of the Directors of the Fund, including a majority of the Directors who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan.

7. This Plan shall, unless terminated as hereinafter provided, remain in effect until May 28, 1999, and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Directors of the Fund, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Directors, provided that (a) any amendment to increase materially the fee provided for in paragraph 3 hereof or any amendment of the Advisory Contract to increase the amount to be paid by the Fund thereunder shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class II in the case of this Plan, or upon approval by a vote of a majority of the outstanding voting securities of the Fund, in the case of the Advisory Contract, and (b) any material amendment of this Plan shall be effective only upon approval in the manner provided in the first sentence of this paragraph 7.


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8. This Plan may be terminated at any time with respect to a Portfolio,  without the payment of any penalty, by a vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of Class II of that Portfolio.

9. During the existence of this Plan, the Fund shall require the Adviser and/or the Distributor to provide the Fund, for review by the Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of shares of Class II (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

10. This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class II Shares.

11. Consistent with the limitation of shareholder liability as set forth in the Fund's Articles of Incorporation, any obligation assumed by Class II pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Class II and its assets and shall not constitute an obligation of any shareholder of the Fund or of any other class of a Portfolio, series of the Fund, or class of such series.

12. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted with respect to the following portfolios on August 19, 1998:

                         Conservative Balanced Portfolio

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                           Diversified Bond Portfolio
                             Equity Income Portfolio
                                Equity Portfolio
                           Flexible Managed Portfolio
                                Global Portfolio
                           Government Income Portfolio
                            High Yield Bond Portfolio
                             Money Market Portfolio
                           Natural Resources Portfolio
                          Prudential Jennison Portfolio
                         Small Capitalization Portfolio
                              Stock Index Portfolio
                         Zero Coupon Bond 2000 Portfolio
                         Zero Coupon Bond 2005 Portfolio


Adopted with respect to the following portfolios on February 25, 1999:

                    Diversified Conservative Growth Portfolio
                              20/20 Focus Portfolio